DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

FBO Air, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

1. Article VI. Increase the number of permitted directors from seven to eleven by amending the article to provide that the Board of Directors "shall have not less than one (1) nor more than eleven (11) directors as determined, from time to time, by the Board of Directors."
2. Change the name of the corporation to FirstFlight, Inc.
3. Article IV. Amend Article to provide "This Corporation is authorized to issue two classes of stock to be designated as "Common Stock" and "Preferred Stock". The total number of shares of Common Stock which this Corporation is authorized to issue is One Hundred Million (100,000,000) shares, par value $0.001 per share. The total number of Preferred Stock which this Corporation is authorized to issue is Nine Million Nine Hundred Ninety Nine Thousand One Hundred Fifty Four (9,999,154) shares, par value $0.001."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:

4. Effective date of filing (optional): 12/13/06
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): Robert W. Berend, Secretary

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.